Exhibit 99.1

Enviva Partners, LP Reports Financial Results for Second Quarter 2015

BETHESDA, MD, July 30, 2015 — Enviva Partners, LP (NYSE: EVA) (the “Partnership” or “we”) today reported financial and operating results for the second quarter of 2015.  The Partnership closed its initial public offering (the “IPO”) on May 4, 2015.

Highlights for the Quarter:

•                  Exceeded plan and generated adjusted EBITDA of $16.0 million (on net income of $1.0 million)

•                  Declared initial quarterly cash distribution of $0.2630 per unit ($0.4125 MQD prorated for post-IPO period)

•                  Maintained strong balance sheet with $76.7 million of cash for future growth

•                  Received proposal from sponsor on potential acquisition of Southampton plant; formed conflicts committee to evaluate proposal

“Our results during the second quarter of 2015 demonstrate the continued strength of our operating performance and the stability of cash flows generated by our business,” said John Keppler, Chairman and Chief Executive Officer.  “These results highlight the value of our long-term agreements with our international customers, who use our product in place of coal as one of the most cost-effective means of generating renewable energy, reducing their greenhouse gas emissions by approximately 80 percent.”

Second Quarter Results

For the second quarter of 2015, we generated revenue of $109.7 million, a $41.1 million, or 60 percent, increase over the corresponding quarter of last year.  For the second quarter, we generated net income of $1.0 million compared to a net loss of $1.9 million for the corresponding prior quarter.   The increases in revenue and net income were primarily the result of contracts acquired as part of the acquisition of our Cottondale plant, as well as a maintenance outage at one of our off-take customer’s plants last year.  The increase in net income was partially offset by increases in general and administrative costs, largely due to forming and being a public company, and cost of goods sold associated with higher sales volumes.

Adjusted EBITDA improved to $16.0 million in the second quarter of 2015, a 210 percent increase compared to the corresponding period in 2014.  The improvement was due to a $15 per metric ton improvement in adjusted gross margin, which was a result of increased revenue, improved cost position, and a favorable mix of customer off-take and marine shipping contract pricing, partially offset by the increases in general and administrative costs described above.

The Partnership’s distributable cash flow for the post-IPO portion of the second quarter was $10.7 million, leading to a distribution coverage ratio of 1.71 times.  Had we been public for the full quarter, our distributable cash flow of $12.4 million would have generated 1.27 times coverage for the minimum quarterly distribution.  Both are well in excess of the Partnership’s coverage goal.

Liquidity and Financial Position

The Partnership had total cash on hand of $76.7 million at the end of the second quarter, all of which is available for general partnership purposes, including potential acquisitions.

Initial Distribution

As announced yesterday, the board of directors of the Partnership’s general partner declared a cash distribution of $0.2630 per common and subordinated unit for the second quarter of 2015.  The distribution represents the prorated amount of the Partnership’s minimum quarterly distribution of $0.4125 per unit, based on the 58 days during the period commencing (and including) May 4, 2015, the date on which the Partnership’s initial public offering closed, and ending June 30, 2015, the last day of the second quarter.  The quarterly distribution will be paid on Monday, August 31, 2015, to unitholders of record as of the close of business on Friday, August 14, 2015.

2015 Outlook and Guidance

The guidance amounts provided below do not include the impact of any potential acquisitions from the Partnership’s sponsor or others.  For the second half of 2015, the Partnership expects its existing business to generate net income in the range of $11.5 million to $13.5 million, adjusted EBITDA in the range of $30.0 million to $32.0 million, maintenance capital expenditures in the range of $1.5 million to $2.0 million, and interest expense net of amortization of debt issuance costs and original issue discount of $4.7 million.  As a result, the Partnership expects to generate distributable cash flow of $23.0 million to $25.0 million for the second half of 2015.

Mr. Keppler commented, “The first half of the year provided a solid foundation for the business.  With continued strong performance from a cash flow perspective, we expect to have the opportunity to increase our distribution in future periods.  We also expect to deploy modest growth capital on select opportunities later this year, with those investments expected to generate further increases in distributable cash flow in 2016 and beyond.”

Market Update

Several recent announcements and actions in key markets highlight the growth potential in the wood pellet industry.  For example, affiliates of Macquarie Bank, Ltd. recently signed an agreement to support MGT Power Limited in the financing of the 299 MWe Teesside Renewable Energy Plant, which has received a U.K. government-supported contract for difference (“CfD”).  The EU completed its state-aid review process for the CfD earlier this year, and MGT announced its intent to reach financial close on the project by the end of the year.  This project is expected to consume more than one million tons of wood pellets annually, commencing in 2018.  In addition, EU state-aid review processes are currently underway for the CfDs that the U.K. government has awarded to RWE’s to-be-converted 420MW Lynemouth coal facility, which is expected to generate approximately 1.5 million tons of new wood pellet demand, and to Drax’s ongoing biomass conversion of a third coal unit at its power station.  The U.K. government recently confirmed that both the Lynemouth and Drax projects are eligible for the Renewable Obligation Certificate (“ROC”) subsidy as an alternative to their CfDs should they decide to opt for this route and reach commercial operation before March 31, 2017.

In the Netherlands, several utility-led large-scale biomass co-firing projects and a number of biomass-based industrial steam projects submitted bids for government-backed renewable energy contracts in June, following confirmation earlier this year of Dutch biomass sustainability provisions. The bids are currently being reviewed by the regulator.  With these projects, and further projects expected to bid into future renewable energy contract allocation rounds, the Netherlands is projected to become a significant source of new demand, consuming more than 3 million tons of wood pellets by 2020 according to a recent independent market projection.

“We continue to see significant growth opportunities both in our existing core Northern European markets and in emerging markets such as Asia and the U.S.,” said Mr. Keppler.  “With what has been announced, it provides the opportunity for both the Partnership to extend the contracted position of its existing assets and our sponsor to have the opportunity to build substantial new, fully-contracted production capacity that would add to its inventory of drop-down assets.”

Sponsor Activity

The Partnership’s sponsor, through its joint venture with affiliates of John Hancock Life Insurance Company, owns and operates a fully operational 510,000 metric tons per year (“MTPY”) wood pellet production plant in Southampton County, Virginia (the “Southampton plant”), from which the Partnership currently purchases pellets at its Port of Chesapeake terminal on a fixed-price basis pursuant to a biomass purchase and sale agreement.  The sponsor has made a proposal to the Partnership regarding the potential acquisition by the Partnership of the Southampton plant, together with a ten-year, 500,000 MTPY off-take agreement (385,000 metric tons for the first year).  Due to the related-party nature of the proposed transaction, the board of directors of the Partnership’s general partner has formed a Conflicts Committee comprised solely of independent directors to evaluate the proposal.

“In addition to organic growth, drop downs from our sponsor are an important part of Enviva’s growth profile,” noted Mr. Keppler. “I am delighted that the Partnership will have the opportunity to acquire a world-class asset and to further extend the weighted-average tenor of its portfolio of off-take contracts with the addition of a large-volume customer agreement that runs through 2026.”

Additionally, the sponsor remains on track with the construction of another approximately 500,000 MTPY production plant in Sampson County, North Carolina and a deep-water marine terminal in Wilmington, North Carolina with wood pellet throughput capacity of 2,000,000 MTPY.  Both facilities are expected to begin operations in the first quarter of 2016 and the production plant is expected to ramp up to its full production capacity over the ensuing six months.  The Partnership expects to have the opportunity to acquire the Sampson plant, together with a ten-year, 420,000 MTPY off-take agreement (360,000 metric tons for the first year), in late 2016, and the Wilmington terminal in 2017. Finally, the sponsor recently received a draft air permit for the construction of an additional 500,000 MTPY production plant in Hamlet

County, North Carolina that, when constructed, will ship the pellets it produces to the Wilmington terminal by rail.

Conference Call

The Partnership will host a conference call with executive management related to its second quarter 2015 results and to discuss our outlook, guidance, market update, and update on the sponsor’s activities at 10:00 a.m. (Eastern Time) on Thursday, July 30, 2015.  Information on how interested parties may listen to the conference call is available in the Investor Relations page of our website (www.envivapartners.com).  A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is the world’s largest supplier of wood pellets to major utilities, serving customers in Europe, Asia, and the United States, generally under long-term contracts. We are a publicly traded, growth-oriented master limited partnership that owns and operates midstream fuel processing and logistics assets, including five wood pellet production plants in the Southeastern U.S. and a dry-bulk, deep-water marine terminal at the Port of Chesapeake, Virginia.  In addition to this Mid-Atlantic terminal, Enviva Partners maintains export terminal operations at a third-party terminal in each of Mobile, Alabama and Panama City, Florida.  Our customers use our product in place of coal as one of the most cost-effective means of generating renewable energy, reducing their greenhouse gas emissions by up to 80 percent. At Enviva, we work for lower emissions, healthy forests, and strong communities. To learn more about Enviva Partners, please visit our website at www.envivapartners.com.

Investor Contact:

Raymond Kaszuba
(240) 482-3856
ir@envivapartners.com

Non-GAAP Financial Measures

We view adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow as important indicators of performance.

Adjusted Gross Margin per Metric Ton

We define adjusted gross margin per metric ton as gross margin per metric ton excluding depreciation and amortization included in cost of goods sold.  We believe adjusted gross margin per metric ton is a meaningful measure because it compares our off-take pricing to our operating costs for a view of profitability and performance on a per metric ton basis.  Adjusted gross margin per metric ton primarily will be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss, excluding depreciation and amortization, interest expense, taxes, early retirement of debt obligation, non-cash equity compensation, and asset impairments and disposals.  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs and original issue discount.  Distributable cash flow is used as a supplemental measure by our management and other users of our financial statements as it provides important information regarding the relationship between our financial operating performance and our ability to make cash distributions.

Adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with generally accepted accounting principles (“GAAP”).  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.  Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measure.  You should not consider adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.  Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measure, as applicable, for each of the periods indicated.

	Three Months Ended June 30,
	2015	2014
		(Predecessor)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Metric tons sold	560	354
Gross margin	$13,405	$2,899
Depreciation and amortization (1)	7,034	4,695
Adjusted gross margin	$20,439	$7,594
Adjusted gross margin per metric ton	$36.50	$21.45

(1)         Excludes depreciation of office furniture and equipment. Such amount is included in general and administrative expenses.

ENVIVA PARTNERS, LP
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Enviva, LP Predecessor	Enviva Partners, LP	Combined	Enviva, LP Predecessor
	April 1, 2015 through May 4, 2015	May 5, 2015 through June 30, 2015	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014
Product sales	$28,791	$78,404	$107,195	$67,328
Other revenue	274	2,190	2,464	1,223
Net revenue	29,065	80,594	109,659	68,551

Cost of goods sold, excluding depreciation and amortization	24,547	64,673	89,220	60,957
Depreciation and amortization	1,928	5,106	7,034	4,695
Total cost of goods sold	26,475	69,779	96,254	65,652

Gross margin	2,590	10,815	13,405	2,899

General and administrative expenses	1,405	3,222	4,627	2,503
Income from operations	1,184	7,594	8,778	396

Other income (expense):
Interest expense	(1,140)	(1,928)	(3,068)	(2,267)
Early retirement of debt obligation	(4,699)	—	(4,699)	—
Other income	2	13	15	—
Total other expense, net	(5,837)	(1,915)	(7,752)	(2,267)

Net (loss) income	(4,653)	5,679	1,026	(1,871)

Less net loss attributable to noncontrolling partners’ interests	2	6	8	21
Net (loss) income attributable to Enviva Partners, LP	$(4,651)	$5,685	$1,034	$(1,850)

	Enviva, LP Predecessor	Enviva Partners, LP	Combined	Enviva, LP Predecessor
	April 1, 2015 through May 4, 2015	May 5, 2015 through June 30, 2015	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014
	(in thousands)
Reconciliation of distributable cash flow and adjusted EBITDA to net (loss) income:
Net (loss) income	$(4,653)	$5,679	$1,026	$(1,871)
Add:
Depreciation and amortization	1,932	5,113	7,045	4,704
Interest expense	1,140	1,928	3,068	2,267
Early retirement of debt obligation	4,699	—	4,699	—
Non-cash unit compensation	—	183	183	—
Income tax expense (benefit)	1	(12)	(11)	4
Asset impairments and disposals	—	9	9	70
Adjusted EBITDA	$3,119	$12,900	$16,019	$5,174
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	1,100	1,599	2,699	1,762
Maintenance capital expenditures	294	588	882	—
Distributable cash flow	$1,725	$10,713	$12,438	3,412

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net income, in each case for the six months ending December 31, 2015 (in millions):

Six Months Ending December 31, 2015
Estimated net income	$11.5-13.5
Add:
Depreciation and amortization	12.0
Interest expense	5.2
Non-cash unit compensation	1.1
Income tax expense	0.1
Asset impairments and disposals	0.1
Estimated adjusted EBITDA	$30.0-32.0

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership.  Although management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to: (i) the amount of products that the Partnership is able to produce, which could be adversely affected by, among other things, operating difficulties; (ii) the volume of products that the Partnership is able to sell; (iii) the price at which the Partnership is able to sell products; (iv) changes in the price and availability of natural gas, coal, or other sources of energy; (v) changes in prevailing economic conditions; (vi) the Partnership’s ability to complete acquisitions, including acquisitions from its sponsor; (vii) unanticipated ground, grade, or water conditions; (viii) inclement or hazardous weather conditions, including extreme precipitation, temperatures, and flooding; (ix) environmental hazards; (x) fires, explosions, or other accidents; (xi) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, or power generators; (xii) inability to acquire or maintain necessary permits; (xiii) inability to obtain necessary production equipment or replacement parts; (xiv) technical difficulties or failures; (xv) labor disputes; (xvi) late delivery of raw materials; (xvii) inability of the Partnership’s customers to take delivery or their rejection of a delivery of products; (xviii) changes in the price and availability of transportation; and (xix) the Partnership’s ability to borrow funds and access capital markets.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the Securities and Exchange Commission, including the prospectus filed on April 29, 2015 in connection with the IPO and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b).  Brokers and nominees should treat one hundred percent (100%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, the Partnership’s distributions to non-U.S.

investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2015	December 31, 2014
		(Predecessor)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$76,668	$592
Accounts receivable, net of allowance for doubtful accounts of $0 in 2015 and $61 in 2014	37,650	21,998
Related party receivable	998	—
Inventories	22,552	18,064
Restricted cash	—	11,640
Deferred issuance costs	—	4,052
Prepaid expenses and other current assets	3,340	1,734
Total current assets	141,208	58,080
Property, plant and equipment, net of accumulated depreciation of $44.6 million in 2015 and $40.9 million in 2014	323,590	316,259
Intangible assets, net of accumulated amortization of $5.3 million in 2015 and $1.0 million in 2014	5,113	722
Goodwill	85,615	4,879
Debt issuance costs, net of accumulated amortization of $0.2 million in 2015 and $3.0 million in 2014	4,894	3,594
Other long-term assets	616	955
Total assets	$561,036	$384,489
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$6,595	$4,013
Related party payable	5,063	2,354
Accrued liabilities	13,413	8,159
Deferred revenue	537	60
Current portion of interest payable	1,918	73
Current portion of long-term debt and capital lease obligations	3,109	10,237
Total current liabilities	30,635	24,896
Long-term debt and capital lease obligations	174,403	83,838
Interest payable	590	572
Interest rate swap derivatives	—	101
Other long-term liabilities	541	554
Total liabilities	206,169	109,961
Commitments and contingencies
Partners’ capital:
Predecessor equity	—	271,495
General partner interest	—	—
Limited partner interests, 23.8 million units outstanding	351,850	—
Total Enviva Partners, LP partners’ capital	351,850	271,495
Noncontrolling partners’ interests	3,017	3,033
Total partners’ capital	354,867	274,528
Total liabilities and partners’ capital	$561,036	$384,489

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
		(Predecessor)		(Predecessor)
Product sales	$107,195	$67,328	$220,776	$133,146
Other revenue	2,464	1,223	3,197	1,903
Net revenue	109,659	68,551	223,973	135,049
Cost of goods sold, excluding depreciation and amortization	89,220	60,957	183,620	121,610
Depreciation and amortization	7,034	4,695	15,293	9,541
Total cost of goods sold	96,254	65,652	198,913	131,151
Gross margin	13,405	2,899	25,060	3,898
General and administrative expenses	4,627	2,503	8,397	4,562
Income (loss) from operations	8,778	396	16,663	(664)
Other income (expense):
Interest expense	(2,772)	(2,267)	(4,689)	(4,495)
Related party interest expense	(296)	—	(1,097)	—
Early retirement of debt obligation	(4,699)	—	(4,699)	(73)
Other income	15	—	15	4
Total other expense, net	(7,752)	(2,267)	(10,470)	(4,564)
Income (loss) before tax expense	1,026	(1,871)	6,193	(5,228)
Income tax expense	—	—	2,656	—
Net income (loss)	1,026	(1,871)	3,537	(5,228)
Less net loss attributable to noncontrolling partners’ interests	8	21	16	42
Net income (loss) attributable to Enviva Partners, LP	$1,034	$(1,850)	$3,553	$(5,186)
Less: Predecessor loss to May 4, 2015 (prior to IPO)	$(4,651)		$(2,132)
Enviva Partners, LP partners’ interest in net income from May 5, 2015 to June 30, 2015	$5,685		$5,685
Net income per limited partner unit:
Common — basic and diluted	$0.24		$0.24

Subordinated — basic and diluted	$0.24		$0.24

Weighted average number of limited partner units outstanding:
Common — basic	11,905		11,905
Common — diluted	12,159		12,159
Subordinated — basic and diluted	11,905		11,905

Distribution declared per limited partner unit for respective periods	$0.2630		$0.2630

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2015	2014
		(Predecessor)
Net income (loss)	$3,537	$(5,228)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	15,315	9,558
Amortization of debt issuance costs and original issue discount	875	1,011
General and administrative expense incurred by Enviva Holdings, LP	475	—
Allocation of income tax expense from Enviva Cottondale Acquisition I, LLC	2,663	—
Early retirement of debt obligation	4,699	73
Loss on disposals of property, plant and equipment	27	62
Unit-based compensation	183	1
Change in fair value of interest rate swap derivatives	23	44
Change in operating assets and liabilities:
Accounts receivable	(3,494)	6,799
Prepaid expenses and other assets	(2,209)	2,148
Inventories	(1,291)	2,584
Other long-term assets	399	268
Accounts payable and accrued liabilities	8,659	2,421
Accrued interest	1,920	84
Deferred revenue	477	(411)
Other long-term liabilities	25	258
Net cash provided by operating activities	32,283	19,672
Cash flows from investing activities:
Purchases of property, plant and equipment	(2,401)	(12,982)
Restricted cash	—	44
Payment of acquisition related costs	(3,573)	—
Proceeds from the sale of equipment	53	31
Net cash used in investing activities	(5,921)	(12,907)
Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(182,370)	(21,263)
Cash paid related to debt issuance costs	(5,123)	—
Termination payment for interest rate swap derivatives	(146)	—
Release of cash restricted for debt service	11,640	—
Cash restricted for debt service	—	(4,600)
IPO proceeds, net	215,050	—
Distribution of cash and accounts receivable to sponsor	(4,153)	—
Distribution to sponsor	(172,550)	—
Cash paid deferred IPO costs	(1,340)	—
Proceeds from contributions from sponsor	10,201	—
Proceeds from debt issuance	178,505	20,000
Net cash provided by (used in) financing activities	49,714	(5,863)
Net increase in cash and cash equivalents	76,076	902
Cash and cash equivalents, beginning of period	592	3,558
Cash and cash equivalents, end of period	$76,668	$4,460

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2015	2014
		(Predecessor)
Non-cash investing and financing activities:
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$302	$1,006
Property, plant and equipment acquired under capital leases	—	290
Property, plant and equipment transferred from prepaid expenses	173	—
Contribution of Enviva Pellets Cottondale, LLC net assets	122,240	—
Application of deferred IPO costs to partners’ capital	5,913	—
IPO costs included in accounts payable and accrued liabilities	370	—
Conveyance of Enviva Pellets Southampton, LLC to Hancock JV	91,696	—
Distribution of Enviva Pellets Lucedale assets to sponsor	31	—
Non-cash adjustments to financed insurance and prepaid expenses	105	—
Financed insurance	—	1,711
Depreciation capitalized to inventories	223	158
Early retirement of debt obligation:
Deposit applied to principal outstanding under promissory note	—	391
Deposit applied to accrued interest under promissory note	—	154
Non-cash capital contributions from sponsor	304	869
Supplemental information:
Interest paid	$2,950	$3,360